Exhibit 4.12 Form of Subscription Agreement Between View Systems, Inc. and Jim Price and Tim Rieu

VIEW SYSTEMS, INC.

SUBSCRIPTION AGREEMENT

    1. Subscription. The undersigned agrees to purchase 50,000 shares of the common stock of View Systems, Inc. ("View"), a Florida corporation, at a price $1.00 per share.

    2. Payment of Purchase Price. Undersigned tenders or has tendered his/her personal check to View for the full purchase price for the Shares (the "Purchase Price"). A stock certificate representing the Shares will be delivered upon payment of the Purchase Price.

    3. Acknowledgement of Receipt of Certain Documents and Instruments. Undersigned has reviewed the filings View has made with the SEC and View's Confidential Private Placement Memorandum (the "PPM"), dated August 8, 1999.

    4. Representations and Warranties. Undersigned represents and warrants, as follows:

    (a) Undersigned is a U.S. citizen, at least 21 years of age or older.

    (b) Undersigned's residence is set forth.

    (c) Undersigned has received, read, and understood the contents of View's SEC filings, the PPM and its Exhibits.

    (d) Undersigned's Shares will be acquired for investment, for Undersigned's own account, and not with a view to, for offer for sale or for sale in connection with, the distribution or transfer of the Shares. The Shares are not being purchased for subdivision or fractionalization thereof; and Undersigned has no contract, undertaking, agreement or arrangement with any person or entity to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) to any such person or entity any Shares, and Undersigned has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement.

    (e) The present financial condition of Undersigned is such that he/she is under no present or contemplated future need to dispose of any portion of the Shares to satisfy any existing or contemplated undertaking, need or indebtedness. Undersigned has the financial ability to bear the economic risk of an investment in the Shares, has adequate means of providing for his/her current needs and personal contingencies, has no need for liquidity in such investment and could afford the complete loss of such investment.

    (f) Undersigned is an "accredited investor", meaning (i) a $1,000,000 in net worth (including spouse); or (ii) $200,000 in annual income for the last two years and projected for the current year. Undersigned also has a preexisting personal or bueinss relationship with the Company and by reason of this and Undersigned business and financial experience, has the capacity to understand the full nature of this investment.

    6. Acknowledgement of Certain Facts. Undersigned acknowledges his/her awareness and understanding of the following:

    (a) The purchase of the Shares is a speculative investment that involves a high degree of risk of loss by Undersigned of his/her entire investment in the Shares.

    (b) The "High Risk Factors" set forth in the PPM.

    (c) No federal or state agency has made any finding or determination as to the fairness for public investment, nor any recommendation or endorsement, of the Shares.

    (d) There are restrictions on the transferability of the Shares; there will be no market for the Shares and, accordingly, it may not be possible for Undersigned to liquidate readily, or at all, his/her investment in case of an emergency or otherwise.

    (e) The Shares have not been registered under federal or state securities laws and are being offered in reliance on an exemption from registration of the Shares. The Shares cannot be resold unless they are registered or unless an exemption from such registration is available, in which event the undersigned might still be limited as to the number of Shares that may be sold.

    (f) The stock certificates of the Shares will be imprinted with a conspicuous legend in substantially the following form:

    "The securities represented by this certificate have not been registered under federal or state securities laws, and shall not be sold, pledged, hypothecated, donated or otherwise transferred (whether or not for consideration) by the holder in the absence of an effective registration under the securities laws or an opinion of counsel reasonably satisfactory to View that such registration is not required under the securities laws.

    (g) View does not file, and does not in the foreseeable future contemplate filing, periodic reports with the SEC pursuant to the provisions of the Securities Exchange Act of 1934, as amended. View has not agreed to register any of Undersigned's Shares for distribution in accordance with the provisions of federal and state securities laws and View has not agreed to comply with any exemption from registration for the resale of Undersigned's Shares. Hence, Undersigned understands that by virtue of securities regulations respecting "restricted securities", the Shares may be required to be held indefinitely, unless and until registered, unless an exemption from such registration is available, in which case Undersigned may still be limited as to the number Shares that may be sold.

    (g) All instruments, documents, records and books pertaining to this investment are made available for inspection by Undersigned's attorney and/or accountant and Undersigned, and that the books and records of View will be available upon reasonable notice, for inspection by investors during reasonable business hours at its principal place of business. There is available to Undersigned, by contacting the company, the opportunity to ask questions and receive answers concerning the terms and conditions of the Offering and to obtain any additional information which View possesses or can obtain without unreasonable effort or expenses that is to verify the information contained in the PPM.

    7. Registration Rights. This subscription is conditioned on the Company, at its sole expense, agreeing to register the Shares subscribed for in the next primary registration on behalf of the Company or secondary registration on behalf of holders of the Company's securities that the Company makes pursuant to the Securities Act of 1933, as amended; provided that in the event that such registration includes a primary registration on behalf of the Company, the Company shall not be required to include the shares acquired hereby in such registration to the extent the Company determines in good faith that such inclusion would materially adversely affect the offering being made by such registration. This subscription is further conditioned on the Company agreeing to (i) use its best efforts to register or qualify the shares acquired herein for offer or sale under state securities or blue sky laws of such jurisdictions as the Undersigned shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable the Undersigned to consummate the proposed sale, transfer or other disposition of such securities in any jurisdiction; and (ii) furnish to Undersigned any prospectus included in any such registration statement, and all amendements and supplements to such documents, in each case as soon as available and in such quantities as Undersigned may from time to time reasonably request.

    IN WITNESS WHEREOF, Undersigned has executed this agreement this  day of      , 1999.

SUBSCRIBER:
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